Exhibit 5.1

140 Scott Drive
Menlo Park, California 94025
Tel: +1.650.328.4600 Fax: +1.650.463.2600
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
July 25, 2012	Beijing	New Jersey
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
	Doha	Riyadh
	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
Thoratec Corporation	Los Angeles	Tokyo
6035 Stoneridge Drive	Madrid	Washington, D.C.
Pleasanton, California 94588	Milan

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Thoratec Corporation, a California corporation (the “Company”), in connection with the proposed issuance of up to 250,000 shares of common stock, without par value per share (the “Common Stock”) (the “Stock Purchase Plan Shares”), pursuant to the Company’s 2002 Employee Stock Purchase Plan (the “Stock Purchase Plan”) and the proposed issuance of up to 3,750,000 shares of Common Stock (together with the Stock Purchase Plan Shares, the “Shares”), pursuant to the Company’s Amended and Restated 2006 Incentive Stock Plan (together with the Stock Purchase Plan, the “Plans”).  The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 20, 2012 (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectuses, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the General Corporation Law of the State of California, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Plans, and assuming in each case that the individual grants or awards under the Plans are duly authorized by all necessary corporate action of the Company and duly granted or awarded and exercised in accordance with the requirements of law and the Plans, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, and the Shares will be fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of California.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP